Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ADT Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fee Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					N/A		(2)

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(2)

(1)

An indeterminate aggregate initial offering price and number or amount of Common Stock is being registered for possible offering from time to time at indeterminate prices. The proposed maximum offering price per security will be determined from time to time in connection with, and at the time of, offering by the selling securityholders of the securities registered hereby.

(2)

In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee required in connection with this registration statement and will pay such fees on a “pay-as-you-go” basis.